SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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Zygo Corporation

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ZYGO CORPORATION
Laurel Brook Road
Middlefield, Connecticut 06455

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 10, 2005

       The Annual Meeting of Stockholders of ZYGO CORPORATION will be held at Lyman Homestead at Lyman Orchards, Lyman Road, Middlefield, Connecticut on November 10, 2005, at 10:00 a.m. local time, for the following purposes:

1.	To elect eleven directors for the ensuing year.

2.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

       Stockholders of record at the close of business on September 15, 2005 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors PAUL JACOBS, Secretary

October 5, 2005

YOUR VOTE IS IMPORTANT

       Please fill in, date, sign, and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

ZYGO CORPORATION
Laurel Brook Road
Middlefield, Connecticut 06455

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 10, 2005

Proxy Solicitation

       This Proxy Statement is furnished to the holders of our Common Stock, par value $.10 per share, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on November 10, 2005, or at any adjournment or postponement of the meeting, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

       Proxies for use at the Annual Meeting are being solicited by the Board of Directors of ZYGO, and will be solicited chiefly by mail; however, certain of our officers, directors, and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, or other personal contact. We will bear the cost of all solicitation expenses, including costs of preparing, assembling, and mailing proxy material. This Proxy Statement, the enclosed Proxy and a copy of ZYGO's Annual Report to Stockholders for the fiscal year ended June 30, 2005, are first being mailed on or about October 5, 2005, to all stockholders entitled to vote.

Revocability and Voting of Proxy

       A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of ZYGO a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of our Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified on the proxy card. If no specifications are given, the proxies intend to vote the shares represented thereby “for” the election of each of the nominees for director as shown on the form of proxy and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

       Only stockholders of record at the close of business on September 15, 2005 (the record date for the Annual Meeting) are entitled to notice of and to vote at the Annual Meeting or any and all adjournments or postponements thereof. On September 15, 2005, there were 18,131,874 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, and entitled to vote, will constitute a quorum at the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF BOARD OF DIRECTORS

       Eleven directors (constituting the entire Board) are to be elected at the Annual Meeting. The enclosed proxy, unless otherwise specified, will be voted to elect as directors the eleven nominees named below, each of whom is presently a director of ZYGO. All nominees have been recommended by our Corporate Governance/Nominating Committee and nominated by the Board of Directors. Each director elected will hold office until the next Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy is required for the election of directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for a nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes.

       Each proxy received will be voted “FOR” the election of the nominees named below unless otherwise specified in the proxy.

       All nominees have consented to serve as directors. If a nominee should not be available for election as contemplated, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Nominee	Principal Occupation During Past Five Years and Certain Other Directorships	Age	Director Since
Eugene G. Banucci	Executive Chairman, Founder, and former Chief Executive Officer of ATMI, Inc. (a supplier of specialty materials and packaging to the semiconductor industry) for more than the last five years.	62	2003
Youssef A. El-Mansy	Retired Corporate Vice President and Director of logic technology development at Intel Corporation and Director of Novellus (a supplier of semiconductor manufacturing equipment in the fabrication of integrated circuits).	60	2004
Paul F. Forman	Chairman Emeritus as of November 1998; Chairman of the Board from June 1970 to November 1998; independent consultant to and Board member of ZYGO and a number of hi-tech private companies for more than the last five years.	71	1970
Samuel H. Fuller	Vice President of Research and Development of Analog Devices, Inc. (a manufacturer of precision high-performance integrated circuits) for more than the last five years.	59	2003
Seymour E. Liebman	Executive Vice President and General Counsel of Canon U.S.A., Inc. for more than the last five years.	56	1993
Robert G. McKelvey	Chairman and President of George McKelvey Co., Inc. (an investment advisor and securities broker-dealer) for more than the last five years.	68	1983
J. Bruce Robinson	Chairman, President, and Chief Executive Officer of ZYGO since November 2000; President and Chief Executive Officer of ZYGO since November 1999; President of ZYGO from February 1999 to November 1999; and President Worldwide Operations of The Foxboro Company from 1996 to 1998.	63	2000
(table continued on next page)

(table continued from previous page)
Nominee	Principal Occupation During Past Five Years and Certain Other Directorships	Age	Director Since
Robert B. Taylor	Senior Vice President for Finance and Administration of the Colonial Williamsburg Foundation since January 2001; and Vice President and Treasurer of Wesleyan University from April 1985 to January 2001.	58	1988
Carol P. Wallace	Chairman, President, and Chief Executive Officer of Cooper-Atkins Corporation (a worldwide supplier and manufacturer of temperature, time, and humidity instruments for global foodservice, HVAC/R, industrial, and OEM markets) for more than the last five years.	50	2005
Bruce W. Worster	Private Investor since 2001; Vice President, Strategic Manufacturing Technology of JDS Uniphase Corporation from 1999 to 2001; and President of Ultrapointe Corporation (a subsidiary of Uniphase Corporation) from 1997 to 1998.	62	2002
Carl A. Zanoni	Senior Vice President, Technology of ZYGO since November 2001; Vice President, Technology of ZYGO from June 1998 to November 2001; and Vice President of Research, Development and Engineering of ZYGO from April 1992 to June 1998.	64	1970

BOARD OF DIRECTORS

       Seven meetings of the Board of Directors were held in fiscal 2005.

COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors has an Audit Committee, Compensation and Stock Option Committee, and Corporate Governance/Nominating Committee to assist it in the discharge of its responsibilities.

       The Audit Committee is responsible for the appointment, compensation, and oversight of the independent auditors employed by ZYGO to prepare or issue an audit report or related work, oversees the accounting and financial reporting processes and audits of the financial statements, approves services provided by the independent auditors and reviews the procedures and policies with respect to internal accounting controls. Sixteen meetings of the Audit Committee were held in fiscal 2005. Messrs. Fuller, Taylor, and Worster presently are the members of the Audit Committee and are independent in accordance with Rule 4200(a)(15) of the NASD listing standards. The Board of Directors has determined that Mr. Taylor satisfies the criteria adopted by the Securities and Exchange Commission to serve as an “audit committee financial expert.” The Audit Committee's Charter, as amended, is included in the proxy statement furnished in connection with our 2003 Annual Meeting of Stockholders.

       The Compensation and Stock Option Committee supervises ZYGO's compensation policies, administers the employee incentive plans, reviews or recommends compensation arrangements for certain executive officers and key employees, approves significant employee benefits, and recommends to the Board amendments to existing employee benefit plans and adoption of any new benefit plans. Messrs. Banucci, El-Mansy, and McKelvey presently are the members of the Compensation and Stock Option Committee and are independent in accordance with the NASD listing standards. The Compensation and Stock Option Committee had seven meetings during fiscal 2005.

       The Corporate Governance/Nominating Committee considers candidates (and potential candidates) for the office of director of our Company who are brought to its attention from whatever source, and recommends to the full Board the names of those persons willing to serve, whom they believe it will be in our overall best interest to have serve as a director. The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating director candidates. The Committee may consider candidates recommended by ZYGO's directors, members of management, professional search firms, or stockholders. These candidates may be considered at any point during the year. The Committee will evaluate any director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Committee. The Corporate Governance/Nominating Committee does not have minimum qualification requirements for director candidates. However, it will consider a number of factors in assessing candidates, including the following:

•	Personal and professional qualities, ethical standards, experience, accomplishments and reputation in the business community and otherwise; and

•	The ability and willingness to participate fully in board activities, including attendance at, and active participation in, meetings of the board and its committees;

       The Corporate Governance/Nominating Committee will also consider whether candidates are independent and possess leadership qualities. Stockholders who wish to propose director candidates for consideration by the Corporate Governance/Nominating Committee may do so by writing to our Secretary, giving the candidate's name, biographical data, and qualifications.

       The Corporate Governance/Nominating Committee also serves as our corporate governance committee, charged with developing and recommending to the Board a set of corporate governance, business conduct, and ethics principles for ZYGO. The Committee reviews these principles at least annually and recommends changes to the Board when appropriate. Messrs. Fuller, Taylor, and Worster presently are the members of the Corporate

Governance/Nominating Committee and are independent in accordance with the NASD listing standards. The Corporate Governance/Nominating Committee had four meetings during fiscal 2005. The Corporate Governance/Nominating Committee's charter is included in the proxy statement furnished in connection with our 2004 Annual Meeting of Stockholders.

       Each director attended at least 75% of the total number of meetings held during fiscal 2005 of the Board and Committees on which he or she served that were held during the period in which the individual served as a Board or Committee member. Ms. Wallace first became a director of ZYGO in fiscal 2006. While the Company does not currently have a formal policy regarding the attendance of directors at the Annual Meeting of Stockholders, directors are encouraged to attend. All directors attended the 2004 Annual Meeting of Stockholders to the extent they would then be serving on the Board.

       Effective August 19, 2003, each new director who is not also an employee of ZYGO or any of our subsidiaries (a “Non-Employee Director”) generally is granted an option to purchase 12,000 shares of Common Stock on his or her first day of service as a Non-Employee Director. Each Non-Employee Director also is granted an option to purchase 6,000 shares of Common Stock on the date of each Annual Meeting during his or her service as a Non-Employee Director. All options will be exercisable at a per share exercise price equal to the fair market value of the Common Stock on the date of grant, will be fully exercisable on the date of grant, and will have a ten year term. In addition, Non-Employee Directors receive $5,000 for an annual board retainer, $1,000 for each board meeting attended in person, $500 for each board meeting attended by telephone connection, $500 for committee meetings attended in person, and $250 for committee meetings attended by telephone connection. Each Non-Employee Director also is reimbursed for out-of-pocket expenses incurred as a result of attendance at a board or committee meeting. The Non-Employee Director who chairs the Audit Committee also receives a $5,000 annual retainer for serving as such chair. A Non-Employee Director who chairs the Compensation and Stock Option Committee or the Corporate Governance/Nominating Committee also receives a $2,500 annual retainer for serving as such chair. An additional $500 is paid for attendance at a board meeting in person for each Non-Employee Director who sits on a committee, but is not a chairperson of a committee. Prior to August 19, 2003, each Non-Employee Director received an initial grant of 8,000 shares of Common Stock under our Amended and Restated Non-Employee Director Stock Option Plan on his or her first day of service as a Non-Employee Director and an annual grant of 3,000 shares of Common Stock on the date of each Annual Meeting after the initial year of service.

Communications with the Board of Directors

       Stockholders and other interested parties may communicate with the Board of Directors or specific directors by mail addressed to: Secretary, Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut, 06455. All communications should include the address, telephone number, and email address of the person submitting the communication and clearly indicate whether the communication is intended for the Board of Directors or an individual member. The Secretary will review all such communications. The communications that are deemed appropriate will be forwarded to the appropriate director or directors in advance of each regularly scheduled meeting of the Board of Directors. Communications will be deemed inappropriate if they are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board of Directors or the business and affairs of ZYGO.

COMMITTEE REPORT TO STOCKHOLDERS

       The report of the Compensation and Stock Option Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ZYGO specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

       The Compensation and Stock Option Committee is comprised of three non-employee directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on ZYGO's business goals and consistent with stockholders' interests. Our specific duties include reviewing ZYGO's compensation practices and determining or recommending compensation for certain executive officers and key employees.

Compensation Philosophy

       ZYGO believes that a strong, explicit link should exist between executive compensation and the performance of the Company. This belief has been adhered to by developing both short-term and long-term incentive pay programs which provide competitive compensation and reward executives for individual contributions to the achievement of the Company's business objectives. The overall objectives of this compensation policy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's strategy, to link executive and stockholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results.

       Pay Mix and Measurement. The Company's executive compensation is based on three components: base salary, short-term incentives, and long-term incentives, each of which is intended to serve the overall compensation philosophy. In awarding salary increases and bonuses, we did not relate the various elements of corporate performance to each element of executive compensation. Rather, our Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance and an executive's contribution to this performance.

       Base Salary. Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison with base salaries for comparable positions at other companies. Annual salary adjustments are determined by evaluating overall the Company's performance and the performance of each executive officer taking into account new responsibilities. Individual performance ratings take into account such factors as achievement of the operating plan and attainment of specific individual objectives.

       Short-Term Incentives. At the start of each fiscal year, target levels of financial performance and other criteria are established by senior management of ZYGO during the budgeting process and approved by the Board of Directors. An incentive award opportunity is established for each employee based on the employee's level of responsibility, potential contribution, the success of the Company, and competitive considerations.

       The employee's actual award is determined at the end of the fiscal year based on the Company's achievement of its pretax profit and revenue goals and an assessment of the employee's individual performance and contributions. We approve all awards made to senior executives.

       Long-Term Incentives. Stock options and/or restricted shares are granted from time to time to reward key employees' contributions. The grant of options is based primarily on a key employee's potential contribution to the Company's growth and profitability. Options are granted at the prevailing market value of the Common Stock and will only have value if the stock price increases. Generally, grants of options vest in equal amounts over four years and the individual must continue to be employed by ZYGO for the options to vest. Restricted shares will be issued for the first time in Fiscal 2006. Generally, the restricted shares will vest one-half after three years and one-half after four years of continued employment.

Fiscal 2005 Compensation to Chief Executive Officer

       The Compensation Committee generally uses the same factors and criteria described above in making compensation decisions regarding the Chief Executive Officer. During fiscal 2005, Mr. Robinson received salary payments totaling $375,021. Mr. Robinson also received a bonus under Zygo's management incentive plan for fiscal 2005 in the amount of $130,878, determined based on a number of factors which were established at the beginning of the fiscal year. These factors included certain financial performance goals for the Company and certain individual performance goals not directly related to the Company's financial performance.

       Our Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. We believe that executive compensation levels during 2005 adequately reflect the Company's compensation goals and policies.

       In general, Section 162(m) of the Internal Revenue Code of 1986 imposes a $1 million limit on the amount of compensation the Company can deduct for a year with respect to each of certain executive officers. For this purpose, certain performance-based and other compensation may, under certain circumstances, be disregarded. We are mindful of the deductibility limitation in making compensation decisions. Nevertheless, there can be no assurance that compensation realized, including on any particular stock option or other award, will be fully deductible.

COMPENSATION AND STOCK OPTION COMMITTEE ROBERT G. MCKELVEY, Chairman EUGENE G. BANUCCI YOUSSEF A. EL-MANSY

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Messrs. Eugene G. Banucci, Youssef A. El-Mansy, and Robert G. McKelvey are presently the members of the Compensation Committee. Mr. McKelvey is Chairman and President of George McKelvey Co., Inc., an investment advisor and securities broker-dealer that provides investment advice and handles transactions of a portion of our funds available for investment. George McKelvey Co., Inc. was paid approximately $20,000 for investment services in fiscal 2005.

EXECUTIVE COMPENSATION

       The following table contains information concerning the cash compensation paid or to be paid by ZYGO, as well as certain other compensation paid or accrued during the fiscal years indicated, to our Chief Executive Officer and our other four most highly compensated executive officers (which we refer collectively to as the “named executives”), whose cash compensation exceeded $100,000 for the year ended June 30, 2005 for services in all capacities to ZYGO.

SUMMARY COMPENSATION TABLE

	Annual Compensation								Long-Term Compensation
Name & Principal Position Held During Fiscal 2005	Fiscal Year	Salary		Bonus			Other Annual Compensation(1)		Securities Underlying Options/SARs	All Other Compensation (2)(3)(4)(5)
J. Bruce Robinson Chairman, President, and Chief Executive Officer	2005 2004 2003	$ $ $	375,021 321,293 312,116	$ $ $	130,878 182,779 —	(6)	$ $ $	11,215 10,385 10,800	15,000 50,000 25,000	$ $ $	15,381 9,168 7,595
Douglas J. Eccleston(7) Vice President, Precision Positioning Solutions	2005 2004 2003	$ $ $	216,300 181,032 48,462	$ $ $	62,240 44,273 —		$ $ $	10,800 — —	9,000 4,000 10,000	$ $ $	12,171 47,803 5,466
Brian J. Monti Vice President, Worldwide Sales and Marketing	2005 2004 2003	$ $ $	225,746 201,667 197,448	$ $ $	80,443 99,942 —		$ $ $	11,215 10,385 10,800	9,000 35,000 15,000	$ $ $	11,828 8,090 6,489
Walter A. Shephard(7) Vice President, Chief Financial Officer, Treasurer	2005 2004 2003	$ $ $	211,442 57,000 —	$ $ $	63,387 10,000 —		$ $ $	11,215 3,157 —	9,000 15,000 —	$ $ $	90,650 44,800 —
Carl A. Zanoni Senior Vice President, Technology, Director	2005 2004 2003	$ $ $	257,093 238,930 233,212	$ $ $	83,816 110,256 —		$ $ $	11,215 10,385 10,800	9,000 25,000 11,200	$ $ $	12,382 8,112 6,539

(1)	Amounts paid as automobile allowance.

(2)	Includes aggregate amounts of $13,101, $10,292, $10,460, $10,207, and $11,014 in fiscal 2005, $6,528, $5,942, $6,506, $0, and $6,528 in fiscal 2004, and $4,955, $0, $4,905, $0, and $4,955 in fiscal 2003, paid or contributed on behalf of Messrs. Robinson, Eccleston, Monti, Shephard, and Zanoni, respectively, under our Defined Contribution Profit Sharing Plan. Contributions made under the profit sharing component of this Plan are determined annually by the Board of Directors, based on each employee's compensation, and vest at the rate of 20% per year of service to our company. Employees are fully vested in contributions made in the discretion of ZYGO under the 401(k) component of the Plan.

(3)	Includes $2,280, $1,879, $1,368, $1,833, and $1,368 in fiscal 2005, $2,640, $1,584, $1,584, $2,059, and $1,584 in fiscal 2004, and $2,640, $0, $1,584, $0, and $1,584 in fiscal 2003, for Messrs. Robinson, Eccleston, Monti, Shephard, and Zanoni, respectively, representing the value of life insurance provided to the named executives.

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(4)	Includes relocation expense of $0 and $78,610 in fiscal 2005, $25,691 and $42,741 in fiscal 2004, and $5,466 and $0 in fiscal 2003, for Messrs. Eccleston and Shephard, respectively.

(5)	Includes compensation from the exercise of stock options of $14,586 in fiscal 2004 for Mr. Eccleston.

(6)	At the election of Mr. Robinson, payment of a portion of his bonus for fiscal 2004 has been deferred.

(7)	Mr. Eccleston and Mr. Shephard commenced employment with ZYGO as of March 10, 2003 and February 27, 2004, respectively.

OPTION PLAN BENEFITS GRANTED DURING FISCAL 2005

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option's Term
Name	No. of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2005	Exercise Price or Base Price Per Share(2)	Expiration Date	5%	10%
J. Bruce Robinson	15,000	5.8%	$9.01	8/22/14	$84,995	$215,394
Douglas J. Eccleston	9,000	3.5%	$9.01	8/22/14	$50,997	$129,237
Brian J. Monti	9,000	3.5%	$9.01	8/22/14	$50,997	$129,237
Walter A. Shephard	9,000	3.5%	$9.01	8/22/14	$50,997	$129,237
Carl A. Zanoni	9,000	3.5%	$9.01	8/22/14	$50,997	$129,237

(1)	Options vest ratably over four years commencing on the first anniversary of the grant.

(2)	For all option grants, the exercise price was equal to the market value of the underlying Common Stock on the day of the grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at June 30, 2005		Value of Unexercised In-the Money Options at June 30, 2005(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
J. Bruce Robinson	—	$—	205,875	73,750	$46,750	$52,600
Douglas J. Eccleston	—	$—	3,500	17,000	$11,500	$30,110
Brian J. Monti	—	$—	73,375	44,500	$24,450	$31,560
Walter A. Shephard	—	$—	3,750	20,250	$—	$7,110
Carl A. Zanoni	—	$—	99,350	35,100	$19,756	$25,366

(1)	Options with an exercise price per share less than the market price per share of the underlying Common Stock at June 30, 2005 of $9.80 (the closing price in the public markets).

EQUITY COMPENSATION PLAN INFORMATION

       The following table provides information about shares of our Common Stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of June 30, 2005, including the 2002 Equity Incentive Plan, the Amended and Restated Non-Qualified Stock Option Plan, the Amended and Restated Non-Employee Director Stock Option Plan, and the Employee Stock Purchase Plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Plan Category	(a)		(b)	(c)
Equity Compensation Plans Approved by Stockholders	2,044,175	(1)	$27.05	997,169
Equity Compensation Plans Not Approved by Stockholders	25,000	(2)	$18.64	—

Total	2,069,175		$26.95	997,169

(1)	Does not include options to purchase an aggregate of 34,743 shares of Common Stock under our Employee Stock Purchase Plan, with an exercise price of $8.33 per share, which were exercised for the offering period ended June 30, 2005.

(2)	Represents a warrant issued to Zetetic Institute, which is described below.

       On June 26, 2001, the Board of Directors issued a warrant to purchase 25,000 shares of our Common Stock to the Zetetic Institute, a non-profit organization that provides assistance to us in connection with certain research and development activities. We did not receive stockholder approval for the issuance of this warrant. The warrant has an exercise price of $18.64 per share, the closing price of our Common Stock on the date of issuance, expires on June 26, 2011, and vests, in equal annual increments, on each of the first four anniversaries of the date of issuance. Registration of the warrant and the shares of Common Stock issuable upon the exercise of the warrant is not contemplated; the Company believes that exemption of such registration is available under Section 4 (2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

EMPLOYMENT AGREEMENTS AND OTHER MATTERS

       In January 1999, we entered into an employment agreement with Mr. Robinson. Under the employment agreement, Mr. Robinson receives an annual base salary of $250,000, or such higher amount as the Board may determine from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. The employment agreement also provided for the grant to Mr. Robinson of a stock option to purchase 50,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock option vesting at the end of each of the first four years. Effective November 18, 1999, Mr. Robinson's employment agreement was amended to change Mr. Robinson's position to President and Chief Executive Officer and to increase his annual base salary to $275,000 (or such higher amount as the Board may determine from time-to-time).

       In July 1999, we entered into an employment agreement with Mr. Monti to serve as Vice President—Sales & Marketing. Under the agreement, Mr. Monti receives an annual base salary of $175,000 or such higher amount as the Board may determine from time-to-time. Mr. Monti's agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. The employment agreement with Mr. Monti also provided for the grant to Mr. Monti of a stock option to purchase 20,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock options vesting at the end of each of the first four years.

       The employment agreements described above grant to Messrs. Robinson and Monti a severance package in the event we terminate their employment (other than for justifiable cause (as defined in each of the employment agreements), disability, or death) with our company. Under the package, Mr. Robinson would be paid his base salary from the time of his involuntary termination to 12 months thereafter. In addition, in the event Mr. Robinson resigns within 90 days of a “Change of Control” (as defined in his agreement) of our company, the agreement generally provides for (i) the continued payment of his salary for a one-year period, and (ii) the continuation, for a period of the lesser of one year or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long-term disability coverage then in effect for Mr. Robinson. The severance coverage for Mr. Robinson additionally provides for the automatic vesting of options to purchase shares of Common Stock then held by Mr. Robinson.

       Mr. Monti's agreement provides for the continuation of his base salary for six months from the date of his involuntary termination. In the event his employment is terminated without justification and occurs after a “Change of Control”, the agreement provides for the (i) continuation of existing health, dental and long-term disability insurances, as well as AD&D coverage in effect at the time of termination for a period of the lesser of six months or until covered by another plan and (ii) continuation of Mr. Monti's salary for a period of six months after the date of termination.

       In February 2004, Mr. Shephard agreed to serve as Vice President—Finance, Chief Financial Officer, and Treasurer. Mr. Shephard's terms of employment provide for a starting salary of $195,000. If a “Change of Control” occurs during Mr. Shephard's employment, his salary will continue for a six month period. Mr. Shephard also was provided a stock option grant to purchase 15,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock options vesting at the end of each of the first four years.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they filed.

       Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2005, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than ten percent beneficial owners were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Mr. Seymour E. Liebman, a member of our Board of Directors, is the Executive Vice President and General Counsel of Canon U.S.A., Inc., an affiliate of Canon Inc. (“Canon”). Canon beneficially owns more than five percent of our Common Stock. Canon Sales Co., Inc., a subsidiary of Canon, acts as an exclusive distributor of certain of our products in Japan. We also have a significant research and development contract with Canon. Sales to Canon and Canon Sales Co., Inc. aggregated approximately $52,000,000 for fiscal 2005, or approximately 36% of our total net sales. Selling prices were based, generally, on the normal terms given to domestic distributors. In addition, Canon and we have entered into agreements providing for confidential exchanges of certain technology, similar to agreements with various other customers.

       Mr. Forman, a member of our Board of Directors and former executive officer of our company for more than 20 years, provides consulting services to ZYGO at the request of senior management at the rate of $125 per hour, plus expenses. Mr. Forman was paid approximately $126,000 in connection with his consulting services in the year ended June 30, 2005.

       Mr. McKelvey, a member of our Board of Directors and Chairman of our Compensation and Stock Option Committee, is Chairman and President of George McKelvey Co., Inc., an investment advisor and securities broker-dealer that provides investment advice and handles transactions for a portion of our funds available for investment. ZYGO paid George McKelvey Co., Inc. approximately $20,000 for investment services in fiscal 2005.

REPORT OF THE AUDIT COMMITTEE

       The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing except under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ZYGO specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

       The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management is responsible for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

       In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, as may be modified or supplemented, relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, as may be modified or supplemented, relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

       The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting and other matters.

       Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the Company's audited financial statements which are included in the Company's 2005 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended June 30, 2005 for filing with the Securities and Exchange Commission.

       In addition, the Board of Directors has determined that all of the members of the Audit Committee are “independent,” as defined by the rule of the National Association of Securities Dealers (NASD) that governs audit committees, Rule 4310 (c)(26)(B)(iii), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200 (a)(14).

AUDIT COMMITTEE ROBERT B. TAYLOR, Chairman SAMUEL H. FULLER BRUCE W. WORSTER

PRINCIPAL STOCKHOLDERS

       The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 30, 2005 (except as otherwise noted), (i) by each director of ZYGO, (ii) by each executive officer named in the Summary Compensation Table (see “Executive Compensation” earlier in this proxy statement), (iii) by each person known by ZYGO to own beneficially 5% or more of our Common Stock, and (iv) by all directors and executive officers of our company as a group. All such beneficial owners have sole voting and investment power with respect to the shares of Common Stock shown as owned by them, except for shares which can be acquired by the exercise of stock options, and as may otherwise be noted. Unless otherwise indicated, the address for the named persons is c/o Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455.

Directors, Officers, and 5% Stockholders	Number of Shares	% of Common Stock
Eugene G. Banucci(a)	21,000	*
Youssef A. El-Mansy(b)	23,000	*
Paul F. Forman(c)	396,615	2.2%
Samuel H. Fuller(d)	20,000	*
Seymour E. Liebman(e)	66,000	*
Robert G. McKelvey(f)	138,370	*
J. Bruce Robinson(g)	248,276	1.4%
Robert B. Taylor(h)	36,500	*
Carol P. Wallace(i)	—	*
Bruce W. Worster(j)	25,000	*
Carl A. Zanoni(k)	510,238	2.8%
Douglas J. Eccleston(l)	6,963	*
Brian J. Monti(m)	95,495	*
Walter A. Shephard(n)	7,951	*
Kopp Investment Advisors, LLC Kopp Holding Company, LLC Kopp Holding Company LeRoy C. Kopp(o)	2,608,440	14.5%
7701 France Avenue South, Suite 500 Edina, Minnesota 55435
Canon Inc.(p)	1,210,410	6.7%
30-2, Shimomaruko 3-Chome, Ohta-Ku Tokyo, Japan 146-8501
Dimensional Fund Advisors, Inc.(q)	1,175,363	6.5%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Royce & Associates, LLC(r)	915,400	5.1%
1414 Avenue of the Americas New York, New York 10019
All directors and executive officers as a group (18 persons)(s)	1,819,173	9.7%

* Less than 1%

(a)	Includes options to purchase 20,000 shares of Common Stock, which are exercisable within 60 days.

(b)	Includes options to purchase 18,000 shares of Common Stock, which are exercisable within 60 days.

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(c)	Includes options to purchase 24,000 shares of Common Stock, which are exercisable within 60 days.

(d)	Represents options to purchase 20,000 shares of Common Stock, which are exercisable within 60 days.

(e)	Includes options to purchase 24,000 shares of Common Stock, which are exercisable within 60 days. Does not include 1,210,410 shares owned by Canon Inc., an affiliate of Canon U.S.A., Inc.

(f)	Includes options to purchase 24,000 shares of Common Stock, which are exercisable within 60 days.

(g)	Includes options to purchase 237,125 shares of Common Stock, which are exercisable within 60 days.

(h)	Includes options to purchase 24,000 shares of Common Stock, which are exercisable within 60 days.

(i)	Ms. Wallace first became a director of ZYGO in fiscal 2006.

(j)	Includes options to purchase 23,000 shares of Common Stock, which are exercisable within 60 days.

(k)	Includes options to purchase 112,400 shares of Common Stock, which are exercisable within 60 days.

(l)	Includes options to purchase 6,750 shares of Common Stock, which are exercisable within 60 days.

(m)	Includes options to purchase 89,875 shares of Common Stock, which are exercisable within 60 days.

(n)	Includes options to purchase 6,000 shares of Common Stock, which are exercisable within 60 days.

(o)	The amount shown and the following information is derived from Amendment No. 10 to Schedule 13G, dated January 27, 2005, filed jointly on behalf of Kopp Investment Advisors, LLC (“Kopp Advisors”), Kopp Holding Company, LLC (“Kopp Holding”), Kopp Holding Company, and LeRoy C. Kopp (“LCK”). Kopp Advisors has sole voting power over 1,988,390 of such shares, sole dispositive power over 620,000 of such shares and shared dispositive power over 1,783,440 of such shares. LCK is deemed to beneficially own 2,608,440 shares of common stock and has sole voting and dispositive power over 205,000 of such shares. Each of Kopp Holding Company and Kopp Holding is deemed to beneficially own 2,513,440 shares of Common Stock. Kopp Advisors is a wholly owned subsidiary of Kopp Holding and LCK controls Kopp Holding through Kopp Holding Company.

(p)	Information derived from NASDAQ online as of August 9, 2005.

(q)	The amount shown and the following information is derived from Amendment No. 1 to Schedule 13G, dated February 9, 2005, filed on behalf of Dimensional Fund Advisors Inc. (“Dimensional”). Dimensional may be deemed to beneficially own 1,175,363 shares of Common Stock and has sole voting power and sole dispositive power over all such shares. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts, and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the 1,175,363 shares of Common Stock that are owned by the Funds, and may be deemed to be the beneficial owner of such shares held by the Funds. Dimensional disclaims beneficial ownership of such securities.

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(r)	The amount shown and the following information are derived from Schedule 13G, dated February 3, 2005, and filed on behalf of Royce & Associates, LLC (“Royce”). Royce is deemed to beneficially own 915,400 shares of Common Stock and has sole voting power and sole dispositive power over all such shares. Royce is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(s)	Includes options to purchase 819,550 shares of Common Stock, which are exercisable within 60 days. Does not include 1,210,410 shares owned by Canon Inc., an affiliate of Canon U.S.A., Inc.

PERFORMANCE GRAPH

       The Stock Price Performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent ZYGO specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

       The graph below compares cumulative total return of our Common Stock with the cumulative total return of (i) the Nasdaq National Market—U.S. Index, and (ii) a group of peer companies weighted to reflect differing market capitalizations. Companies in the peer group are ADE Corp., Nanometrics, Inc., August Technology Corp., Rudolph Technologies, Inc., and Veeco Instruments, Inc. The peer group consists of issuers selected primarily based on market capitalization and the markets they serve.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ZYGO CORPORATION, THE NASDAQ STOCK MARKET (U.S.)
INDEX AND A PEER GROUP

	6/30/00	6/30/01	6/30/02	6/30/03	6/30/04	6/30/05
Zygo Corporation	100.00	24.50	8.86	8.81	12.32	10.79
Nasdaq Stock Market (U.S.)	100.00	55.50	37.13	31.63	43.05	43.54
Peer Group	100.00	73.59	42.37	28.28	44.82	38.12
*	$100 invested on 6/30/00 in stock or index including reinvestment of dividends. Fiscal year ending June 30.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

       KPMG LLP (“KPMG”) was the Company's independent registered public accountants for fiscal 2005. Management and the Audit Committee of ZYGO are seeking proposals from various independent registered public accounting firms, including KPMG, to perform the audit and audit related services for fiscal 2006. The Audit Committee is solely responsible for selecting the independent registered public accountants. KPMG will serve as the Company's independent registered public accountants for the first quarter of fiscal 2006. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

       In addition to performing the audit of our consolidated financial statements, KPMG provided various other services during fiscal 2005. The following table sets forth the appropriate aggregate fees billed to ZYGO for the years ended June 30, 2005 and 2004 by KPMG:

	2005	2004

Audit Fees(1)	$662,000	$251,000
Audit-Related Fees(2)	22,000	86,000
Tax Fees(3)	9,000	16,000

Total Fees	$693,000	$353,000

(1)	This category consists of aggregate fees billed for the annual audit of our financial statements, audit of internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act, and the reviews of the condensed financial statements included in quarterly Reports of Forms 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those calendar years.

(2)	This category consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's annual financial statements and are not reported under “Audit Fees.” These services included fees for accounting consultations and an employee benefit plan audit.

(3)	This category consists of aggregate fees billed for professional services for federal, state, and international tax compliance, tax advice, and tax planning.

Audit Committee's Pre-Approval Policies and Procedures

       Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Audit Committee may delegate to a member or members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided that any such pre-approval decision is presented to the full Audit Committee at its next scheduled meeting.

       All audit, audit-related, and tax services for our 2003 fiscal year rendered by KPMG LLP following the enactment of the Sarbanes-Oxley Act of 2002 and all audit, audit-related, and tax services rendered by KPMG LLP for our 2004 and 2005 fiscal years were pre-approved by our Audit Committee.

STOCKHOLDER PROPOSALS

       All stockholder proposals which are intended to be presented at our 2006 Annual Meeting of Stockholders must be received by us no later than June 5, 2006 for inclusion in the proxy statement and form of proxy we issue relating to that meeting. Additionally, we must have notice of any stockholder proposal to be submitted at the 2006 Annual Meeting of Stockholders (but not required to be included in the proxy statement) by August 18, 2006, or such proposal will be considered untimely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Securities Exchange Act of 1934. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to any such stockholder proposal for which notice of the matter was not received by us by August 18, 2006.

OTHER MATTERS COMING BEFORE THE MEETING

       As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the meeting other than the matters set forth in the attached Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

By Order of the Board of Directors PAUL JACOBS, Secretary

October 5, 2005

Appendix 1

[FRONT OF CARD]

ZYGO CORPORATION

Annual Meeting of Stockholders, November 10, 2005.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Mr. J. Bruce Robinson and Mr. Walter A. Shephard as Proxies, and each of them acting singly, with power of substitution to each, and hereby authorize them to represent and to vote, as designated below, all of the shares of Common Stock of Zygo Corporation held of record by the undersigned on September 15, 2005, at the Annual Meeting of Stockholders to be held on November 10, 2005, at 10:00 a.m., or at any adjournment or postponement of the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, the Proxy will be voted “For” the election of each of the named nominees for Director in Proposal No. 1. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

☐	I PLAN TO ATTEND THE MEETING TO BE HELD AT LYMAN HOMESTEAD AT LYMAN ORCHARDS, LYMAN ROAD, MIDDLEFIELD, CONNECTICUT ON NOVEMBER 10, 2005.

(continued and to be dated and signed on the reverse side)

[BACK SIDE OF CARD]

Proposal No. 1	Election of Directors:	The eleven nominees are: Eugene G. Banucci, Youssef A. El-Mansy, Paul F. Forman, Samuel H. Fuller, Seymour E. Liebman, Robert G. McKelvey, J. Bruce Robinson, Robert B. Taylor, Carol P. Wallace, Bruce W. Worster, and Carl A. Zanoni.

☐	For all listed nominees	☐	Withhold authority for all listed nominees	☐	For all nominees, except withhold authority for the nominees so indicated (strike names from list above to withhold authority)

Please sign exactly as name appears hereon. All joint owners should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian for a minor, please give full title as such. If a corporation, please sign full corporate name and indicate the signer's office. If a partnership, please sign in partnership name by authorized person.
Date: , 2005 _________________________________________ Signature _________________________________________ Signature if held jointly

PLEASE MARK YOUR CHOICE LIKE THIS ■ IN BLUE OR BLACK INK.